EXHIBIT 99 (a)
        NASDAQ: BOKF



For Further Information Contact:          Steven Nell
                                          Chief Financial Officer
                                          (918)588-6319

                                          Danny M. Boyd
                                          Corporate Communications
                                          (918)588-6348

         BOK Financial Reports Record Earnings for 15th Consecutive Year
               Fourth Quarter Shows Strong Loan and Deposit Growth

     TULSA, Okla. (Tuesday, Jan. 31, 2006) - BOK Financial Corporation announced its 15th consecutive year of record earnings with reported net income of $201.5 million, or $3.01 per diluted share, for the year ended Dec. 31, 2005. Net income for 2005 increased $22.5 million, or 13 percent over the previous year.

     Growth in net interest revenue and fees and commissions revenue both contributed to the increase in net income. Net interest revenue increased $26.1 million, or 6 percent, for the year due primarily to an 11 percent increase in average outstanding loans. Fees and commissions revenue grew $33.0 million, or 11 percent, as business lines continued to expand. Operating expenses increased $27.9 million, or 6 percent, due to higher personnel and data processing costs. The provision for credit losses for 2005 was $12.4 million, $8.0 million less than 2004 as credit quality continued to be strong.

     "Loan growth and increased revenue from our fee-based sources of income were important contributors to our success in 2005," said President and CEO Stan Lybarger. "Although rising short-term interest rates and narrowing margins currently present a challenge, the company is positioned for long-term growth and we expect our earnings growth trend to continue."

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     Net income for the fourth quarter of 2005 totaled $48.2  million,  or $0.72 per diluted share, compared with $46.6 million, or $0.70 per diluted share, for the fourth quarter of 2004.

     Net interest revenue for the fourth quarter of 2005 increased $9.9 million, or 9 percent, compared with the same period of 2004. Average earning assets increased $1.3 billion, including a $1.1 billion increase in average outstanding loans. The growth in earning assets was funded primarily by a $1.1 billion increase in deposits.

     Outstanding loans for the company grew at an annualized rate of 12 percent during the fourth quarter. Commercial loans grew at an 18 percent annualized rate while commercial real estate loans grew at a 4 percent rate. Energy, manufacturing and agriculture sectors of the portfolio provided much of the commercial loan growth.

     Loans in markets outside of Oklahoma increased at a combined annualized rate of 25 percent during the fourth quarter and represented 41 percent of total outstanding loans at year-end. Loans in the Texas market grew at an 18 percent rate. Annualized loan growth in New Mexico and Arizona was 24 percent and 39 percent, respectively. Loans in both the Colorado and Arkansas markets grew 49 percent.

     "Fourth quarter loan growth was strong in all regional markets," Lybarger said. "Regional markets contributed nearly 45 percent to our earnings and continue to grow in importance to the company."

     Total deposits increased $976 million during the fourth quarter, a 38 percent annualized growth rate. Demand deposits and interest bearing transaction accounts grew at annualized rates of 25 percent and 82 percent, respectively. The flat yield curve during the fourth quarter led many customers to shorter-term deposit products. Liquidity provided by these deposits was used to reduce short-term borrowings by $836 million. Total deposits in the regional markets increased at a 48 percent annual rate during the fourth quarter, including strong growth in both Texas and Colorado.

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     Net  interest  margin  for the  fourth  quarter  of 2005 was 3.34  percent, compared with 3.38 percent for the fourth quarter of 2004 and 3.32 percent for the third quarter of 2005. Improvement in the net interest margin for the fourth quarter of 2005 compared with the preceding quarter was primarily driven by a $370 million increase in average loans, which are generally higher-yielding than other earning assets, and a $648 million increase in average deposits, which generally are lower-costing than other funding sources. Net interest margin for the fourth quarter of 2005 was reduced 3 basis points by $299 million of average margin assets the company carries in support of its derivatives business. Fees earned on margin assets, which totaled $3.4 million for the fourth quarter of 2005, are included in non-interest revenue while the related cost of funds is included in interest expense.

     Fees and commissions revenue increased $11.1 million, or 14 percent, and represented 43 percent of total revenue for the fourth quarter of 2005. Transaction card fees and trust revenue grew $2.4 million, or 14 percent, and $1.7 million, or 12 percent, respectively. Transaction card revenue growth was driven by merchant discounts and check card fees. Trust assets, which are the basis for much of the growth in trust fees, totaled $28.5 billion at Dec. 31, 2005, compared with $24.6 billion a year ago.

     The provision for credit losses was $4.5 million for the fourth quarter of 2005 compared with $4.4 million for the fourth quarter of 2004 and $4.0 million for the third quarter of 2005. Net charge-offs totaled $7.4 million for the fourth quarter of 2005, compared with $6.4 million for the fourth quarter of 2004 and $3.3 million for the third quarter of 2005. BOK Financial had reserved this credit exposure in prior periods. Consequently, no additional provision for credit losses was recognized at the time of charge-off.

     Fourth quarter loan charge-offs were higher than losses in the first three quarters, but there is no expectation of a trend toward higher charge-offs in the near term. Instead, we see a gradual migration toward more normal loan loss levels over time. Non-performing loans ended the year at the lowest level since 1999.

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     Reserves for credit losses, which include the allowance for loan losses and a reserve for credit risk on unfunded loan commitments, totaled $124 million, or
1.37 percent of outstanding loans and 495 percent of non-performing loans at Dec. 31, 2005. Reserves for credit losses were 1.44 percent of outstanding loans and 341 percent of non-performing loans at Sept. 30, 2005. Nonperforming loans totaled $25 million at Dec. 31, 2005, down $12 million since the beginning of the fourth quarter.

     Operating expenses totaled $123.9 million for the fourth quarter of 2005, a $12.3 million, or 11 percent, increase from the same period of 2004. Personnel costs grew $6.5 million or 11 percent. Regular compensation expense increased $4.7 million or, 12 percent, due to a 5 percent increase in average compensation per full-time equivalent employee and a 7 percent increase in staffing. Personnel expense for the fourth quarter of 2005 included a $384,000 charge for the curtailment of the company's pension plan. As previously announced, accruals for future service under the defined-benefit pension plan will be discontinued and enhancements to the defined-contribution thrift plan will become effective April 1, 2006. Data processing and communications expense grew $2.9 million, or 19 percent, due to increases of $1.5 million in data processing systems costs and $1.4 million in transaction card processing costs. Both increases reflected growth in processing volumes.

     BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. Holdings include Bank of Albuquerque, N.A., Bank of Arizona, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Colorado State Bank and Trust, N.A., BOSC, Inc. and the TransFund electronic funds network. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit our website at www.bokf.com.

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     This news release  contains  forward-looking  statements  that are based on
management's  beliefs,   assumptions,   current   expectations,   estimates  and
projections  about BOK Financial Corp., the financial  services industry and the
economy  generally.   Words  such  as  "anticipates,"  "believes,"  "estimates,"
"expects," "forecasts," ""plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to, and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and non-traditional competitors, (6) changes in banking regulations, tax laws, prices, levies, and assessments, (7) the impact of technological advances, and (8) trends in customer behavior as well as their ability to repay loans. BOK Financial Corporation and its affiliates undertake no obligation to update, amend, or clarity forward-looking statements, whether as a result of new information, future events or otherwise.